Exhibit 3.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “GREENLANE HOLDINGS, INC.’, FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF APRIL, A.D. 2019, AT 4:10 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

State of Delaware Secretary of State Division of Corporations Delivered 04:10 PM 04117/2019 FILED 04:10 PM 04/17/2019 SR 20192932736 - File Number 6807907

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GREENLANE HOLDINGS, INC.

Greenlane Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1. The name of the Corporation is Greenlane Holdings, Inc. The original Certificate of Incorporation of the Corporation was filed with the Office of the Secretary of State of the State of Delaware on May 2, 2018.

2. This Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted by the board of directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

3. The effective time of this Amended and Restated Certificate of Incorporation of the Corporation shall be the date and time it is filed with the Secretary of State of the State of Delaware.

4. Immediately prior to the effective time of this Amended and Restated Certificate of Incorporation, the Corporation has authorized one thousand (1,000) shares of common stock, par value $0.01 per share (the “Original Common Stock”), and has issued two hundred (200) shares of Original Common Stock outstanding.

5. The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I.

NAME

The name of the corporation is Greenlane Holdings, Inc. (the “Corporation”).

ARTICLE II.

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, Delaware 19904, in the County of Kent. The name of the registered agent of the Corporation at that address is National Registered Agents, Inc.

ARTICLE III.

CORPORATE PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV.

AUTHORIZED CAPITAL STOCK

A. The total number of shares of all classes of stock that the Corporation is authorized to issue is two hundred forty-five million (245,000,000), consisting of (i) one hundred twenty-five million (125,000,000) shares of Class A common stock, with a par value of $0.01 per share (the “Class A Common Stock”); (ii) ten million (10,000,000) shares of Class B common stock, with a par value of $0.0001 per share (the “Class B Common Stock”); and (iii) one hundred million (100,000,000) shares of Class C common stock, with a par value of $0.0001 per share (the “Class C Common Stock”, and together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”); and (iv) ten million (10,000,000) shares of preferred stock, with a par value of $0.0001 per share, as of the effective time of this Amended and Restated Certificate of Incorporation and thereafter as may be established by the Board of Directors with respect to any class or series thereof in the applicable Preferred Stock Designation (the “Preferred Stock”). At the effective time, the two hundred (200) shares of Original Common Stock of the Corporation issued and outstanding prior to the effective time shall be cancelled without further action by, or consideration to, the holders thereof.

B. The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in one or more classes or series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued class or series of Preferred Stock, and the treatment in the case of a merger, business combination transaction, or sale of the Corporation’s assets, and to increase or decrease the number of shares of any class or series so created subsequent to the issue of that class or series but not below the number of shares of such class or series then outstanding. In case the number of shares of any class or series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such class or series. There shall be no limitation or restriction on any variation between any of the different classes or series of Preferred Stock as to the designations, preferences, limitations, restrictions and relative rights thereof; and the several classes or series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or a committee of the Board of Directors, providing for the issuance of the various classes or series of Preferred Stock.

C. The number of authorized shares of any of the Class A Common Stock, Class B Common Stock, Class C Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of any holders of the Class A Common Stock, Class B Common Stock, Class C Common Stock or Preferred Stock, or of any class or series thereof, unless a separate vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of the provisions of Section 242(b)(2) of the DGCL.

D. Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation:

1.	Each share of Class A Common Stock, Class B Common Stock and Class C Common Stock shall entitle the record holder thereof to one (1) vote on all matters on which stockholders generally are entitled to vote.

2.	Except as otherwise required in this Amended and Restated Certificate of Incorporation, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

3.	The holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation or to a Preferred Stock Designation that alters or changes the powers, preferences, rights or other terms of one or more outstanding class or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other class or series of Preferred Stock, to vote thereon as a separate class pursuant to this Amended and Restated Certificate of Incorporation or a Preferred Stock Designation or pursuant to the DGCL as currently in effect or as the same may hereafter be amended.

4.	Except as expressly provided in this Article IV, the Class B Common Stock and Class C Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters. Notwithstanding the foregoing, (a) in the event of a merger, consolidation, conversion, exchange or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), the holders of the Class B Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration (if any) as the holders of the Class C Common Stock; provided, however, that on a per share basis, the holders of the Class B Common Stock shall have the right to receive, or the right to elect to receive, three (3) times the amount of consideration (if any) on a per share basis as the holders of the Class C Common Stock and (b) in the event of (i) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (ii) any tender or exchange offer by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of the Class B Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration (if any) as the holders of the Class C Common Stock; provided, however, that on a per share basis, the holders of the Class B Common Stock shall have the right to receive, or the right to elect to receive, three (3) times the amount of consideration (if any) on a per share basis as the holders of the Class C Common Stock; provided that, for the purposes of the foregoing clauses (a) and (b) and notwithstanding the first sentence of this Article IV.D.4, payments under or in respect of the tax receivable or similar agreement entered by the Corporation from time to time with any holders of Common Stock and/or securities of the LLC (as defined below) shall not be considered part of the consideration payable in respect of any share of Common Stock.

5.	No stockholder has any right or will be permitted to cumulate votes in any election of directors.

E. From and after the effective time of this Amended and Restated Certificate of Incorporation, additional shares of Class B Common Stock may be issued only to, and registered in the name of, (i) the Non-Founder Members (as defined below), their respective successors and assigns as well as their respective transferees permitted in accordance with Article IV.J (including all subsequent successors, assigns and permitted transferees) and (ii) any Permitted Class C Owner (as defined below) that acquires Class B Common Stock pursuant to Article IV.F.2, Article IV.F.3 or Article IV.J (collectively, “Permitted Class B Owners”), in accordance with this Article IV and the aggregate number of shares of Class B Common Stock following any such issuance registered in the name of each such Permitted Class B Owner (excluding any Permitted Class C Owner) must be equal to the aggregate number of Common Units (as defined below) held of record by such Permitted Class B Owner under the Operating Agreement (as defined below).

F.

1.	Issuance of Additional Shares. From and after the effective time of this Amended and Restated Certificate of Incorporation, additional shares of Class C Common Stock may be issued only to, and registered in the name of, (a) Aaron LoCascio, his spouse or any of his lineal descendants (including by step-, adoptive or similar relationships), (b) Adam Schoenfeld, his spouse or any of his lineal descendants (including by step-, adoptive or similar relationships), (c) Jacoby & Co. Inc., a Nevada corporation, or any other entities wholly owned, individually or jointly with others, by Messrs. LoCascio and Schoenfeld, their spouses, any of their lineal descendants (including by step-, adoptive or similar relationships), or any trust or other estate planning vehicle for the benefit, individually or jointly with others, of Messrs. LoCascio and Schoenfeld, their spouses or any of their lineal descendants (including by step-, adoptive or similar relationships), (d) any trust or other estate planning vehicle for the benefit, individually or jointly with others, of Messrs. LoCascio and Schoenfeld, their spouses or any of their lineal descendants (including by step-, adoptive or similar relationships), or (e) any of their respective successors or assigns, as well as their respective transferees permitted in accordance with Article IV.J.2.b (including all subsequent successors, assigns and permitted transferees) (collectively, “Permitted Class C Owners”) or in accordance with Article VI, and following any such issuance, the aggregate number of Common Units held by record of such Permitted Class C Owner under the Operating Agreement must be equal to the sum of the number of shares of Class B Common Stock and one-third (1/3) of the number of shares of Class C Common Stock registered in the name of each such Permitted Class C Owner.

2.	Voluntary Conversion. Each share of Class C Common Stock shall be automatically converted into one-third (1/3) of a share of Class B Common Stock if the holders of a majority of the shares of Class C Common Stock then outstanding, acting as a single class, approve or consent to such conversion.

3.	Mandatory Conversion. If, at any time after the effective time of this Amended and Restated Certificate of Incorporation, any share of Class C Common Stock shall not be owned, beneficially or of record, by a Permitted Class C Owner, such share of Class C Common Stock shall be automatically converted into one third (1/3) of a share of Class B Common Stock.

4.	Mechanics of Conversion. Upon any conversion of shares of Class C Common Stock into shares of Class B Common Stock pursuant to Article IV.F.2 or Article IV.F.3, the holder shall surrender any certificate or certificates representing the shares of Class C Common Stock being converted, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at its principal corporate office stating the name or names in which the certificate or certificates representing the shares of Class B Common Stock issued upon conversion of such holder’s shares of Class C Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class B Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately upon the occurrence of any conversion described in Article IV.F.2 or Article IV.F.3, and the person or persons entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Stock as of such date.

5.	Reservation of Shares upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, the number of shares of Class B Common Stock as shall from time to time be sufficient to effect a conversion of all outstanding shares of Class C Common Stock and all additional shares of Class C Common Stock (if any) issuable upon the exercise of any outstanding options, warrants or other rights to acquire shares of Class C Common Stock. The Corporation covenants that all shares of Class B Common Stock issued upon any such conversion will, upon issuance, be validly issued, fully paid and non-assessable.

6.	Status of Converted Stock. In the event any shares of Class C Common Stock shall be converted into shares of Class B Common Stock pursuant to this Article IV.F, the shares of Class C Common Stock so converted shall be retired and shall not be reissued by the Corporation.

G. As used in this Amended and Restated Certificate of Incorporation:

1.	“Common Unit” means a unit of membership interest in the LLC, authorized and issued under the Operating Agreement, and constituting a “Common Unit” as defined in the Operating Agreement as in effect as of the effective time of this Amended and Restated Certificate of Incorporation.

2.	“Founder Members” means each of the Permitted Class C Owners on the date hereof.

3.	“LLC” means Greenlane Holdings, LLC, a Delaware limited liability company, or any successor entities thereto.

4.	“Non-Founder Members” means each of the holders of Common Units on the date hereof other than the Founder Members or the Corporation (or any subsidiaries of the Corporation).

5.	“Operating Agreement” means that certain Third Amended and Restated Operating Agreement, dated as of April 17, 2019, of the LLC, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

H. Subject to applicable law and the rights, if any, of the holders of any outstanding class or series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at such times and in such amounts as the Board of Directors in its discretion shall determine. Dividends shall not be declared or paid on the Class B Common Stock or the Class C Common Stock.

I. Subject to applicable law and the rights, if any, of the holders of any class or series of capital stock of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. Without limiting the rights of the holders of Class B Common Stock or Class C Common Stock to have their Common Units redeemed in exchange for shares of Class A Common Stock, or at the Corporation’s option, cash, in accordance with the Operating Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding up), the holders of shares of Class B Common Stock or Class C Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. A merger, consolidation, reorganization or other business combination of the Corporation with any other person or persons, or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Article IV.I.

J.

1.	In connection with the redemption of Common Units pursuant to the Operating Agreement, a holder of Class B Common Stock or Class C Common Stock may surrender shares of Class B Common Stock or Class C Common Stock, as applicable, to the Corporation for no consideration at any time. Following the surrender of any shares of Class B Common Stock or Class C Common Stock to the Corporation, the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

2.	The following transfer restrictions described in this Article IV.J.2 are referred to as the “Restrictions”.

a.	A holder of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than the Corporation) only if such holder also simultaneously transfers an equal number of such holder’s Common Units (as such numbers may be adjusted to reflect equitably any stock split, subdivision, combination or similar change with respect to the Class B Common Stock or Common Units) to such transferee in compliance with the Operating Agreement. In the event a holder of Class B Common Stock transfers shares of Class B Common Stock to a Permitted Class C Owner in accordance with this provision, such transferred shares will remain shares of Class B Common Stock.

b.	A holder of Class C Common Stock may transfer shares of Class C Common Stock to any Permitted Class C Owner (which does not include the Corporation) only if (i) such holder also simultaneously transfers a number of Common Units equal to one third (1/3) of the number of shares of Class C Common Stock to be transferred and (ii) the amount of such transfer of shares of Class C Common Stock is equal to three or a multiple of three (as such numbers may be adjusted to reflect equitably any stock split, subdivision, combination or similar change with respect to the Class C Common Stock or Common Units) to such transferee in compliance with the Operating Agreement. In the event a holder of Class C Common Stock transfers shares of Class C Common Stock to any transferee other than a Permitted Class C Owner in accordance with this Article IV.J.2.b, such transferred shares shall be automatically converted into shares of Class B Common Stock in accordance with Article IV.F.3.

3.	Any purported transfer of shares of Class B Common Stock or Class C Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person or entity shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock or Class C Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock or Class C Common Stock, as applicable (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent for such class of shares (the “Transfer Agent”).

4.	Upon a determination by the Board of Directors that a person has attempted or is attempting to transfer or to acquire Restricted Shares, or has purportedly transferred or acquired Restricted Shares, in violation of the Restrictions, the Board of Directors may take such action as it deems advisable to refuse to give effect to such attempted or purported transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares, and to institute proceedings to enjoin any such attempted or purported transfer or acquisition, or reverse any entries or records reflecting such attempted or purported transfer or acquisition.

5.	The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Article IV.J for determining whether any transfer or acquisition of shares of Class B Common Stock or Class C Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Article IV.J. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request to the Secretary, shall be mailed to holders of shares of Class B Common Stock or Class C Common Stock, as applicable.

6.	The Board of Directors shall have all powers necessary to implement the Restrictions, including without limitation the power to prohibit the transfer of any shares of Class B Common Stock or Class C Common Stock in violation thereof.

K. To the extent that any Permitted Class B Owner or Permitted Class C Owner exercises its right pursuant to the Operating Agreement to have its Common Units redeemed by the LLC in accordance with the Operating Agreement, then simultaneous with the payment of, at the Corporation’s election, cash or Class A Common Stock consideration to such Permitted Class B Owner or Permitted Class C Owner by the LLC (in the case of a redemption) or the Corporation (in the case of an election by the Corporation pursuant to the Operating Agreement to effect a direct exchange with such Permitted Class B Owner or Permitted Class C Owner), the Corporation shall cancel for no consideration, as applicable, a number of shares of Class B Common Stock registered in the name of the redeeming or exchanging Permitted Class B Owner equal to the number of Common Units held by such Permitted Class B Owner that are redeemed or exchanged in such redemption or exchange transaction or a number of shares of Class C Common Stock registered in the name of the redeeming or exchanging Permitted Class C Owner equal to three (3) times the number of Common Units held by such Permitted Class C Owner. Notwithstanding the Restrictions, (i) in the event that any outstanding share of Class B Common Stock or Class C Common Stock shall cease to be held by a registered holder of Common Units, such share of Class B Common Stock or Class C Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock or holder of Class C Common Stock be cancelled for no consideration, and the Corporation will take all actions necessary to retire such share and such share shall not be re-issued by the Corporation, (ii) in the event that any registered holder of Class B Common Stock or Class C Common Stock no longer holds an interest in a number of Common Units equal to the sum of the number of shares of Class B Common Stock and one-third (1/3) of the number of shares of Class C Common Stock registered in the name of such registered holder, the shares of Class B Common Stock or Class C Common Stock registered in the name of such holder that exceed the number of Common Units held by such holder (as described above) shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock or Class C Common Stock be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation, (iii) in the event that no Permitted Class B Owner owns any Common Units that are redeemable pursuant to the Operating Agreement, then all shares of Class B Common Stock will be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation, and (iv) in the event that no Permitted Class C Owner owns any Common Units that are redeemable pursuant to the Operating Agreement, then all shares of Class C Common Stock will be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

L. All certificates or book-entries representing shares of Class B Common Stock and Class C Common Stock, as the case may be, shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE] [BOOK-ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

M. The Class B Common Stock may be issued and transferred in fractions of a share which shall entitle the holder to exercise voting rights and to have the benefit of all other rights of holders of Class B Common Stock. The Class C Common Stock may be issued and transferred in fractions of a share which shall entitle the holder to exercise voting rights and to have the benefit of all other rights of holders of Class C Common Stock. Subject to the Restrictions, holders of shares of Class B Common Stock and Class C Common Stock shall be entitled to transfer fractions thereof and the Corporation shall, and shall cause the Transfer Agent to, facilitate any such transfers, including by issuing certificates or making book entries representing any such fractional shares. For all purposes of this Amended and Restated Certificate of Incorporation (including, without limitation, Article IV.D, Article IV.I, Article IV.J, Article IV.K, this Article IV.M and Article IV.E hereof), all references to the Class B Common Stock or Class C Common Stock or any share thereof (whether in the singular or plural) shall be deemed to include references to any fraction of a share of Class B Common Stock or Class C Common Stock, respectively.

ARTICLE V.

RESERVATION OF COMMON STOCK

The Corporation shall at all times reserve and keep available out of its authorized but unissued shares or other securities of each class or series, the number of shares or securities of such class or series required to be available for issuance pursuant to the Operating Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such issuance by delivery of shares of Class A Common Stock which are held in the treasury of the Corporation. The Corporation covenants that all shares of Class A Common Stock issued pursuant to the Operating Agreement will, upon issuance, be validly issued, fully paid and non-assessable.

ARTICLE VI.

RECLASSIFICATIONS, MERGERS AND OTHER TRANSACTIONS

A. The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, division or recapitalization, with respect to the shares of Class A Common Stock necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) shares of Class A Common Stock issued pursuant to awards made under the Greenlane Holdings, Inc. 2019 Equity Incentive Plan, and any other stock incentive plan adopted by the Corporation from time to time, that have not yet vested thereunder, (ii) treasury stock, or (iii) Preferred Stock or other debt or equity securities (including without limitation warrants, options and rights) issued by the Corporation that are convertible or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including without limitation any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Corporation to the equity capital of the LLC).

B. The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, division or recapitalization, with respect to (i) the shares of Class B Common Stock necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by all Permitted Class B Owners and the number of outstanding shares of Class B Common Stock owned by all Permitted Class B Owners and (ii) the shares of Class C Common Stock necessary to maintain at all times a three-to-one ratio between the number of Common Units owned by all Permitted Class C Owners and the number of outstanding shares of Class C Common Stock owned by all Permitted Class C Owners.

C. The Corporation shall not undertake or authorize (i) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of the Class A Common Stock that is not accompanied by an identical subdivision or combination of the Common Units to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock; or (ii) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of the Class B Common Stock or Class C Common Stock that is not accompanied by an identical subdivision or combination of the Common Units to maintain at all times, subject to the provisions of this Amended and Restated Certificate of Incorporation, a one-to-one ratio and three-to-one ratio, respectively, between the number of Common Units owned by the Permitted Class B Owners and Permitted Class C Owners and the number of outstanding shares of Class B Common Stock and Class C Common Stock, unless, in the case of clause (i) or (ii) of this Article VI.C, such action is necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock, a one-to-one ratio between the number of Common Units owned by the Permitted Class B Owners and the number of outstanding shares of Class B Common Stock and a one-to-three ratio between the number of Common Units owned by the Permitted Class C Owners and the number of outstanding shares of Class C Common Stock.

D. The Corporation shall not issue, transfer or deliver from treasury stock or repurchase shares of Class A Common Stock unless in connection with any such issuance, transfer, delivery or repurchase the Corporation takes or authorizes all requisite action such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of Common Units owned by the Corporation will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) shares of Class A Common Stock issued pursuant to awards made under the Greenlane Holdings, Inc. 2019 Equity Incentive Plan, and any other stock incentive plan adopted by the Corporation from time to time, that have not yet vested thereunder, (ii) treasury stock or (iii) Preferred Stock or other debt or equity securities (including without limitation warrants, options and rights) issued by the Corporation that are convertible or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including without limitation any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Corporation to the equity capital of the LLC). The Corporation shall not issue, transfer or deliver from treasury stock or repurchase or redeem shares of Preferred Stock unless in connection with any such issuance, transfer, delivery, repurchase or redemption, the Corporation takes all requisite action such that, after giving effect to all such issuances, transfers, repurchases or redemptions, the Corporation holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) equity interests in the LLC which (in the good faith determination by the Board of Directors) are in the aggregate substantially equivalent in all respects to the outstanding Preferred Stock so issued, transferred, delivered, repurchased or redeemed.

E. The Corporation shall not consolidate, merge, combine or consummate any other transaction (other than an action or transaction for which an adjustment is provided in one of the preceding paragraphs of this Article VI or in Article IV) in which shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination or other transaction each Common Unit shall be entitled to be exchanged for or converted into (without duplication of any corresponding share of Class A Common Stock which the Corporation may elect to issue upon a redemption of such Common Unit by the holder thereof) the same kind and amount of stock or securities, cash and/or any other property, as the case may be, into which or for which each share of Class A Common Stock is exchanged or converted, in each case to maintain at all times a one-to-one ratio between (x) the stock or securities, or rights to receive cash and/or any other property issuable in such transaction in exchange for or conversion of one share of Class A Common Stock and (y) the stock or securities, or rights to receive cash and/or any other property issuable in such transaction in exchange for or conversion of one Common Unit. The foregoing provisions of this Article VI.E shall not apply to any action or transaction (including any consolidation, merger or combination) approved by the holders of a majority of the voting power of the Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting as a separate class.

ARTICLE VII.

BYLAW AMENDMENTS

The Board of Directors is expressly authorized to adopt, amend and repeal the bylaws of the Corporation (the “Bylaws”).

ARTICLE VIII.

THE BOARD OF DIRECTORS

A. Elections of the directors comprising the Board of Directors (each such director, in such capacity, a “Director”) need not be by written ballot unless the Bylaws shall so provide.

B. Subject to the rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the Whole Board. For purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors for the Board of Directors whether or not there exist any vacancies in previously authorized directorships.

C. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly-created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office and entitled to vote thereon, though less than a quorum, or by a sole remaining director entitled to vote thereon, and not by the stockholders. Any director so chosen shall hold office until the next election and until his successor shall be elected and qualified.

D. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding stock entitled to vote at an annual or special meeting duly noticed and called in accordance with this Amended and Restated Certificate of Incorporation.

E. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

ARTICLE IX.

STOCKHOLDER ACTION WITHOUT MEETING

Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE X.
AMENDMENTS

A. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner, and subject to approval by stockholders as, now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided that any amendment to Article IX shall be effective only upon the affirmative vote of the holders of Common Stock and Preferred Stock then outstanding representing two-thirds or more of the votes eligible to be cast in an election of directors.

B. If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any sentence of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XI.

LIMITATION ON DIRECTOR LIABILITY

No director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Neither the amendment nor the repeal of this Article XI shall eliminate or reduce the effect thereof in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such amendment or repeal.

ARTICLE XII.

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, other than any action or proceeding that, under applicable law, may only be commenced or prosecuted in another forum, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate of Incorporation or the Bylaws, or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Aaron LoCascio, its Chief Executive Officer, on this 17th day of April, 2019.

GREENLANE HOLDINGS, INC.

By:	/s/ Aaron LoCascio
Name:	Aaron LoCascio
Title:	Chief Executive Officer